Exhibit 10.51

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement is entered into June 7, 2011, by and between SG-Goodman, LLC, an Arkansas limited liability company (“SG-Goodman”), SG-Tower, LLC, an Arkansas limited liability company (“SG-Tower,”), SG-GN/SD, LLC, an Arkansas limited liability company (“SG-GN,”), SG-LTE, LLC, an Arkansas limited liability company (“SG-LTE,” and together with SG-Goodman, SG-Tower and SG-GN, collectively referred to herein as “Sellers”), and Goodman Networks Incorporated, a Texas corporation (“Purchaser” and sometimes referred to herein as the “Company”).

Sellers and Purchaser are parties to the Fourth Amended and Restated Shareholders’ Agreement, dated June 24, 2009, as such agreement has been amended from time to time (the “Shareholders’ Agreement”).

Sellers want to sell to Purchaser and Purchaser wants to acquire from Sellers, all Preferred Shares owned and held by Sellers.

Sellers want to sell to Purchaser and Purchaser wants to acquire from Sellers, all Common Shares owned and held by Sellers.

Sellers want to sell to Purchaser and Purchaser wants to acquire from Sellers, all Warrants owned and held by Sellers, with the exception of Warrants exercisable into 43,358 Common Shares owned by SG-GN LLC (the “Retained Warrants”).

Sellers and Purchaser agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Defined Terms. Capitalized terms used but not defined in this agreement have the meanings ascribed to them in the Shareholders’ Agreement. Unless the context otherwise requires, the following terms have the following meanings:

“Closing” has the meaning specified in section 5.1.

“Closing Date” has the meaning specified in section 5.1.

“Code” has the meaning specified in section 2.1.

“Common Shares” means the Purchaser’s common stock, par value $0.01.

“Contract” means any agreement, contract or other binding commitment, understanding, arrangement or plan, written or oral (including any amendments and other modifications thereto) to which a Person is a party or to which it or its assets are subject or bound.

“D&O Tail Policy” has the meaning as set forth in section 7.1.

“Debt Financing” means the issuance by Purchaser of an aggregate principle amount of at least $225,000,000 in notes.

“Governing Documents” means the Articles of Incorporation and Bylaws of the Purchaser.

“Governmental Authority” means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Sellers or Purchaser or any of their respective properties or assets.

“Lien” means any lien, mortgage, security interest, pledge, deposit, claim, production payment, restriction, burden, encumbrance, right of purchase, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

“Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing (whether or not (i) foreseeable or known as of the date of this agreement or the Closing Date or (ii) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, violations, events or effects, is or could reasonably be expected to be (whether or not such result, occurrence, condition, fact, change, violation, event or effect has, during the period or at any time in question, manifested itself in the historical financial statements of the applicable party) materially adverse to the ability of such party to perform its obligations under or consummate the transactions contemplated by the Transaction Documents.

“Mutual Release” means a mutual release in the form attached as Exhibit A.

“Other Securities Purchase Agreements” means the Securities Purchase Agreement dated June 7, 2011 by and between Jason Goodman, and the Purchaser, the Securities Purchase Agreement dated June 7, 2011 by and between Joseph Goodman and the Purchaser, the Securities Purchase Agreement dated June 7, 2011 by and between Jonathan Goodman and the Purchaser and the Securities Purchase Agreement dated June 7, 2011 by and between James Goodman and the Purchaser.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, bank, association, limited liability company, trust, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Preferred Shares” means the Purchaser’s Series C Senior Convertible Preferred Stock.

“Pricing Committee” means the committee of the Board of Directors of the Purchaser formed to, among other matters, have the authority to authorize the purchase of the Purchased Shares and the Common Shares to be purchased pursuant to the Other Securities Purchase Agreements.

“Purchase Price” has the meaning specified in section 2.2.

“Purchased Shares” means 1,114,035 Preferred Shares and 112,615 Common Shares to be sold by Sellers and purchased by Purchaser under this agreement.

“Purchased Warrants” means Warrants exercisable into 117,050 Common Shares to be sold by Sellers and purchased by Purchaser under this agreement.

“Purchased Securities” means the Purchased Shares and the Purchased Warrants to be sold by Sellers and purchased by Purchaser under this agreement.

“Securities” means the Shares and the Warrants.

“Shares” means Common Shares and Preferred Shares.

“Transaction Documents” means this agreement and all agreements, instruments and documents that are contemplated by the terms of this agreement to be signed and/or delivered by Sellers to Purchaser or Purchaser to Sellers at the Closing.

“Valuation Research Opinion” means an opinion on or prior to the Closing Date from Valuation Research Corporation in a form reasonably acceptable to the Pricing Committee and the Sellers after taking into account the Debt Financing and the use of proceeds therefrom regarding the capital limits and solvency of the Purchaser, including, but not limited to, that pursuant to the requirements of the Texas Business Organizations Code (“TBOC”), (i) the Purchaser would not be “insolvent” (as defined in the TBOC) after purchasing the Purchased Securities and purchasing the Common Shares set forth in the Other Securities Purchase Agreements and (ii) the aggregate amounts paid for the Purchased Securities and the Common Shares set forth in the Other Securities Purchase Agreements would not exceed the “distribution limit” (as defined in the TBOC).

“Warrants” means the warrants, issued by the Company, entitling the holder thereof the right to purchase Common Shares.

1.2 References, Gender, Number. All references in this agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to the corresponding exhibits, schedules, articles, sections, subsections and other subdivisions of this agreement unless expressly stated otherwise. Headings appearing at the beginning of any articles, sections, subsections or other subdivisions of this agreement are for convenience only, do not constitute any part of such articles, sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “herein,” “hereby,” “hereunder,” “hereof” and words of similar import refer to this agreement as a whole and not to any particular subdivision, unless expressly so limited. The words “this section,” “this subsection,” and words of similar import, refer only to the sections or subsections, respectively, hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine, or neuter genders will be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms mean and include the singular and plural and the conjunctive and disjunctive forms.

ARTICLE II

PURCHASE AND SALE OF THE SECURITIES

2.1 Purchase and Sale of the Purchased Securities. On and subject to the terms and conditions set forth in this agreement, at Closing Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Purchased Securities, free and clear of all Liens.

2.2 Purchase Price. The aggregate purchase price payable by Purchaser to Sellers in consideration for the Purchased Securities is $88,000,000 plus the amount of accumulated but unpaid dividends on the Preferred Shares through the Closing Date (“Purchase Price”).

2.3 Payment Terms. At the Closing, Purchaser shall pay to Sellers the Purchase Price in cash or by wire transfer of immediately available funds to an account designated by Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers as follows:

(a) Organization. Purchaser is a (i) corporation duly organized, validly existing and in good standing under the laws of the State of Texas and (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

(b) Authority and Enforceability. Purchaser has the requisite power and authority to enter into and deliver this agreement and the other Transaction Documents to which it is or, when executed after the date of this agreement will be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this agreement and the other Transaction Documents to which it is or, when executed after the date of this agreement, will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser, and no other proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this agreement and the other Transaction Documents to which it is or, when executed after the date of this agreement will be, a party or to consummate the transactions contemplated hereby and thereby other than the determination by the Pricing Committee that the Purchaser will not be insolvent and will not exceed the distribution limit based on the Valuation Research Opinion. This agreement and the other Transaction Documents to which Purchaser is or, when executed after the date of this agreement will be, a party have been or will be duly and validly executed and delivered by Purchaser and constitute, or will constitute, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms.

(c) No Violations. Except as set forth on Schedule 3.1(c), the execution and delivery of each Transaction Document to which Purchaser is or, when executed after the date of this agreement will be, a party do not or will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Purchaser with the provisions hereof or thereof will not (with or without notice or lapse of time or both), violate, conflict with, result in any violation or breach of or default under, give rise to a right of termination, cancellation, amendment, modification, payment or acceleration of any obligation, a right to impose any fine or penalty, a right to purchase or foreclose upon any of the properties or assets of Purchaser or the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of: (i) the Amended and Restated Articles of Incorporation or other organizational documents of Purchaser, (ii) any material agreement of Purchaser or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser.

(d) Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of the Transaction Documents to which Purchaser is or, when executed after the date of this agreement, will be a party or the consummation by Purchaser of the transactions contemplated hereby and thereby. Except as set forth on Schedule 3.1(d), no consent is required by any Person, including without limitation under any Contract to which Purchaser is a party or by which any of the assets of Purchaser is bound or subject, in connection with the execution and delivery by Purchaser of the Transaction Documents to which Purchaser is or, when executed after the date of this agreement will be, a party or the consummation by Purchaser of the transactions contemplated hereby and thereby.

(e) Litigation. No litigation, arbitration, investigation or other proceeding, whether at law or equity, civil or criminal in nature, by or before any arbitration or any Governmental Authority is pending or, to the knowledge of Purchaser, threatened against Purchaser or Purchaser’s assets, (i) which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect or (ii) that questions the validity or enforceability of this agreement or the other Transaction Documents to be executed and delivered by Purchaser in connection with the transactions contemplated hereby and thereby.

3.2 Representations and Warranties of Sellers. Sellers, jointly and severally, represent and warrant to Purchaser as follows:

(a) Organization. Each Seller is a (i) limited liability company duly organized, validly existing and in good standing under the laws of the State of Arkansas and (ii) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

(b) Authority and Enforceability. Each Seller has the requisite power and authority to enter into and deliver this agreement and the other Transaction Documents to which it is or, when executed after the date of this agreement will be, a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this agreement and the other Transaction Documents to which it is or, when executed after the date of this agreement, will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Sellers, and no other proceedings on the part of Seller are necessary to authorize the execution and delivery of this agreement and the other Transaction Documents to which it is or, when executed after the date of this agreement will be, a party or to consummate the transactions contemplated hereby and thereby. This agreement and the other Transaction Documents to which Sellers are, or when executed after the date of this agreement will be, a party have been or will be duly and validly executed and delivered by Sellers and constitute, or will constitute, valid and binding obligations of Sellers, enforceable against them in accordance with their terms.

(c) No Violations. Except as set forth in Schedule 3.2(c), the execution and delivery of this agreement and the other Transaction Documents to which Sellers are or, when executed after the date of this agreement will be, a party do not or will not, and the consummation of the transactions contemplated hereby and thereby and compliance by Sellers with the provisions hereof or thereof will not, (with or without notice or lapse of time or both) violate, conflict with, result in any violation of or default under, give rise to a right of termination, cancellation, amendment, modification or acceleration of any obligation or to the loss of a material benefit under, result in the creation of any Lien on any of the properties or assets of Sellers under, or give or entitle any Person any right to purchase or foreclose upon any of the assets of Sellers under, any provision of: (i) any organizational document of any Seller, (ii) any material agreement of Sellers or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sellers, .

(d) Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery by Sellers of this agreement and the other Transaction Documents to which it is or, when executed after the date of this agreement will be, a party or the consummation by Sellers of the transactions contemplated hereby and thereby. Except as set forth in Schedule 3.2(d), no consent is required by any Person, including without limitation under any Contract to which Sellers are a party or by which any assets of Sellers are bound or subject, in connection with the execution and delivery by Sellers of the Transaction Documents or the consummation by Sellers of the transactions contemplated hereby and thereby.

(e) Securities Ownership. Except as set forth in Schedule 3.2(e), Sellers are the holder of record and own beneficially the Purchased Securities, free and clear of all Liens. At the Closing, Purchaser will receive good and valid title to the Purchased Securities, free and clear of all Liens.

(f) Litigation. No litigation, arbitration, investigation or other proceeding, whether at law or equity, civil or criminal in nature, by or before any arbitration or any Governmental Authority is pending or, to the knowledge of Sellers, threatened against Sellers or Sellers’ assets, (i) which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect or (ii) that questions the validity or enforceability of this agreement or the other Transaction Documents to be executed and delivered by Sellers in connection with the transactions contemplated hereby and thereby.

ARTICLE IV

CLOSING CONDITIONS

4.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby to occur at the Closing are subject to the satisfaction of each the following conditions, unless waived in whole or in part in writing by Purchaser:

(a) The representations and warranties of Sellers in this agreement must be true and correct in all material respects (provided that any representation or warranty contained herein that is qualified by a materiality or material adverse effect qualification will not be so qualified for purposes of determining the existence of any breach thereof by Sellers) as of the date of this agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that is limited to an earlier date, in which case such representation or warranty shall have been true and correct only as of such earlier date);

(b) Sellers must have performed in all material respects all of its obligations required by this agreement to be performed by it on or before the Closing Date;

(c) Sellers must have delivered to Purchaser a certificate in form and substance satisfactory to Purchaser, dated the Closing Date and signed by each of the Sellers, as to the satisfaction of the conditions in the foregoing subsections;

(d) Purchaser must have received proof of the release of Liens with respect to the Securities;

(e) Purchaser must have received executed consents as set forth in Schedules 3.1(c) and (d);

(f) Sellers must have received executed consents as set forth in Schedules 3.2(c) and (d) in form reasonably satisfactory to Purchaser;

(g) The Pricing Committee shall have received the Valuation Research Opinion on or before the Closing Date;

(h) Each of the Nominees (as that term is defined in the Shareholders’ Agreement) and the Observers (as that term is defined in the Shareholders’ Agreement), designated by Sellers to sit on or observe the Board of Directors of the Company (the “Board”), shall have resigned from the Board, in the case of the Nominees, or shall have removed themselves as Observers of the Board, in the case of the Observers;

(i) Purchaser shall have consummated and received the proceeds from the Debt Financing;

(j) Purchaser must have received evidence that the Senior Subordinated Notes of SG-GN and SG-LTE in the aggregate principal amount of $13,250,000 have been retired and paid in full including all accrued interest through the Closing Date;

(k) Purchaser must have received a waiver from SG-Goodman regarding any of its rights under Section 16 of the Shareholders’ Agreement;

(l) Purchaser must have received from SG-Goodman executed originals of the Fifth Amended and Restated Shareholders’ Agreement pursuant to which SG-Goodman will execute such agreement stating it is no longer a party to such agreement;

(m) Purchaser shall have received a Mutual Release executed by each Seller;

(n) Sellers must have delivered to Purchaser or other specified persons the documents, instruments, certificates and other items required to be delivered by Sellers pursuant to section 5.3;

(o) There must not be in effect any temporary restraining order, preliminary or permanent injunction, stay or other order issued by any Governmental Authority preventing the consummation of the transactions contemplated hereby to occur at the Closing; and

(p) No law must have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the transactions contemplated hereby.

4.2 Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby to occur at the Closing are subject to the satisfaction of each of the following conditions, unless waived in whole or in part in writing by Sellers:

(a) The representations and warranties of Purchaser set forth in this agreement must be true and correct in all material respects (provided that any representation or warranty contained herein that is qualified by a materiality or material adverse effect qualification shall not be so qualified for purposes of determining the existence of any breach thereof by Purchaser) as of the date of this agreement and as of the Closing Date as though made on and as of the Closing Date (except for any representation or warranty that is limited to an earlier date, in which case such representation or warranty shall have been true and correct only as of such earlier date);

(b) Purchaser must have performed in all material respects all obligations under its covenants and agreements required by this agreement to be performed by Purchaser before the Closing Date;

(c) Purchaser must have delivered to Sellers a certificate, dated the Closing Date and signed by an authorized representative of Purchaser, as to the satisfaction of the conditions in the foregoing subsections;

(d) Sellers must have received executed consents as set forth in Schedules 3.1(c) and (d) in form reasonably satisfactory to Sellers;

(e) Sellers must have received executed consents as set forth in Schedules 3.2(c) and (d);

(f) Sellers must have received evidence of the effectiveness of the D&O Tail Policy;

(g) Sellers shall have received a Mutual Release executed by Purchaser;

(h) Sellers must have received evidence that the Senior Subordinated Notes of SG-GN and SG-LTE in the aggregate principal amount of $13,250,000 have been retired and paid in full including all accrued interest through the Closing Date;

(i) Sellers shall have received the Valuation Research Opinion on or before the Closing Date;

(j) Purchaser must have delivered to Sellers or other specified persons the documents, instruments, certificates and other items required to be delivered by Purchaser pursuant to section 5.2;

(k) There must not be in effect any temporary restraining order, preliminary or permanent injunction, stay or other order issued by any Governmental Authority preventing the consummation of the transactions contemplated hereby to occur at the Closing must be in effect; and

(l) No law must have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the transactions contemplated hereby.

ARTICLE V

CLOSING

5.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will be held at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219 at 10:00 a.m. (or such other location as mutually agreed upon by the parties hereto) on the second business day, in each case, after the satisfaction or waiver of all conditions in ARTICLE IV other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions). The actual date on which the Closing takes place is referred to herein as the “Closing Date.”

5.2 Purchaser’s Closing Deliveries. Purchaser shall deliver, or cause to be delivered, at or prior to the Closing, each of the following:

(a) To Sellers, the Purchase Price, in cash or by wire transfer in immediately available funds.

(b) To Sellers, the documents referred to in subsection 4.2(c), 4.2(d), 4.2(f), 4.2(g), 4.2(h), 4.2(i) and 4.2(j);

(c) To SG-GN, a Warrant representing the Retained Warrants; and

(d) To the applicable Person, any other agreements, instruments and documents the Transaction Documents require Purchaser to execute and/or deliver at the Closing.

5.3 Sellers’ Closing Obligations. Sellers shall deliver, or cause to be delivered, at or prior to the Closing, each of the following:

(a) To Purchaser, stock certificates representing the Purchased Shares, accompanied by a stock power duly endorsed in blank, and otherwise in proper form for transfer.

(b) To Purchaser, executed warrant agreement, representing the Purchased Warrants.

(c) To Purchaser, the documents referred to in subsection 4.1(c), 4.1(d), 4.1(f), 4.1(h), 4.1(j), 4.1(k), 4.1(l), 4.1(m) and 4.1(n).

(d) To the applicable Person, any other agreements, instruments and documents that are required by any of the Transaction Documents to be executed and/or delivered by Sellers at the Closing.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated at any time prior to the Closing (by written notice of the terminating party to the other party):

(a) by mutual written consent of Purchaser and Sellers;

(b) by either Purchaser or Sellers if the Closing shall not have occurred by 5:00 P.M. Central Time on August 5, 2011 (the “Drop Dead Date”);

(c) by either Purchaser or Sellers if a Governmental Authority shall have issued an order, decree, or ruling or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this agreement, and such order, decree, ruling, or other action shall have become final and non-appealable;

(d) by Purchaser, if Purchaser is not then in material breach of this agreement, if the conditions set forth in section 4.1 shall have become incapable of fulfillment or cure by the Drop Dead Date and shall not have been waived by Purchaser; or

(e) by Sellers, if Sellers are not then in material breach of this agreement, if the conditions set forth in section 4.2 shall have become incapable of fulfillment or cure by the Drop Dead Date and shall not have been waived by Sellers.

6.2 Effect of Termination. Upon termination of this agreement pursuant to section 6.1, the undertakings and obligations of the parties set forth herein shall forthwith be of no further force and effect, without any liability or obligation on the part of Sellers or Purchaser under this agreement, except that the provisions of this section 6.2, sections 7.1 through 7.13 and ARTICLE I and the undertakings and obligations thereunder shall survive any such termination; provided, however, that no such termination shall relieve Sellers or Purchaser from any liability or damages resulting from an intentional breach of this agreement prior to such termination. The parties acknowledge and agree that any claim for damages due to an intentional breach of this agreement must be brought within 45 days after the date on which this agreement is terminated.

ARTICLE VII

MISCELLANEOUS

7.1 Indemnification of Officers and Directors. The Governing Documents of the Purchaser shall contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification than are set forth in the Governing Documents as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Closing in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers, agents or employees of the Purchaser or who were otherwise entitled to indemnification pursuant to the Governing Documents of the Purchaser. Purchaser shall arrange to be put in place at the Closing a “tail” insurance policy with respect to directors’ and officers' liability insurance (a) for matters occurring on and prior to the Closing Date, including the Debt Financing (and the Rule 144A offering associated therewith), (b) with a claims period of six years after the Closing Date, (c) from its existing insurance carrier or from an insurance carrier with the same or better credit rating as its current insurance carrier, and (d) otherwise in an amount and scope substantially similar to Purchaser’s existing directors’ and officers’ liability policy as in effect as of the date hereof (the “D&O Tail Policy”). The provisions of this section 7.1 are (1) intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification under the Governing Documents of the Purchaser in effect immediately prior to the Closing, and each such Person's heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this section 7.1 and (2) in addition to, and not in substitution for, any other rights to indemnification that any such Person may have by contract or otherwise.

7.2 Closing of Debt Financing. Purchaser agrees that it will not close or accept the proceeds of the Debt Financing (i) without a prior determination by the Pricing Committee that the Purchaser will not be insolvent and will not exceed the distribution limit based upon the Valuation Research Opinion; and (ii) without completing the purchase of the Purchased Securities under this agreement.

7.3 Information Requirements. Following the Closing, SG-GN/SD, LLC will own 43,358 Warrants. As long as SG-GN/SD, LLC continues to hold any Warrants (or Common Shares from the exercise of such Warrants), the Company shall provide to SG-GN/SD, LLC copies of the same information and at the same time as it is required to provide to the trustee on behalf of the bondholders under the Debt Offering.

7.4 Amendment and Modification. This agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5 Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

7.6 Expenses and Obligations. Except as otherwise expressly provided in this agreement or as provided by law, whether or not the Closing shall occur, all costs and expenses incurred by the parties hereto in connection with the negotiation of and preparation for the transactions contemplated hereby shall be borne solely and entirely by the party that has incurred such costs and expenses.

7.7 Parties in Interest. This agreement shall be binding upon and inure solely to the benefit of each party hereto and their executors, successors, permitted assigns and permitted transferees, and nothing in this agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this agreement.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by telecopy, by facsimile, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Purchaser, to:

Goodman Networks Incorporated

6400 International Parkway, Suite 100

Plano, Texas 75093

Attention: John A. Goodman, Chief Executive Officer

Telephone No.: (972) 406-9692

with a copy to:

Haynes and Boone, LLP.

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Attention: Gregory R. Samuel, Esq.

Telephone No.: (214) 651-5645

(b)	If to Sellers;

The Stephens Group, LLC

100 Morgan Keegan Drive, Suite 500

Little Rock, Arkansas 72202

Attn: Ronald M. Clark

Telephone No.: (501) 377-2356

With a copy to:

Rose Law Firm, a Professional Association

120 Fourth Street

Little Rock, Arkansas 72201

Attention: Brian Rosenthal, Esq.

Telephone No.; (501)-377-0340

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if by telecopy or facsimile, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

7.9 Counterparts. This agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

7.10 Entire Agreement. This agreement (which term shall be deemed to include the attachments hereto), the other Transaction Documents and the other certificates, documents and instruments pursuant hereto and thereto constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, covenants or agreements between the parties relating to the subject matter hereof other than those expressly set forth in this agreement and the other Transaction Documents.

7.11 Governing Law. This agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Texas (excluding Texas choice-of-law principles that may require the application of another state’s law).

7.12 Assignment. Neither this agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any attempted assignment in violation of this section 7.12 shall be null and void ab initio.

7.13 Headings. The headings of this agreement are for convenience of reference only and are not part of the substance of this agreement.

7.14 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this agreement and all covenants to be performed on or before Closing contained in this agreement shall survive the Closing until eighteen months after the Closing Date, except that (i) representations and warranties in section 3.1(b), 3.1(d), section 3.2(b), section 3.2(d), and section 3.2(e) shall survive indefinitely. Except with regard to any claim for a breach of section 3.1(b), 3.1(d), section 3.2(b), section 3.2(d), and section 3.2(e), any claim for a breach of a representation, warranty or covenant to be performed on or before Closing contained in this agreement must be brought during such eighteen month period. Covenants to be performed following the Closing shall continue as set forth in this agreement.

[SIGNATURE PAGE FOLLOWS]

This agreement has been signed below by or on behalf of each of the parties on the date indicated.

PURCHASER: Goodman Networks Incorporated

	By:	/s/ John Goodman
	Name:	John Goodman
	Title:	Chairman & CEO
	Date:	June 7, 2011

Owner of 1,114,035 Preferred Shares	SELLERS: SG-Goodman, LLC
	By:	The Stephens Group, LLC, its Manager

	By:	/s/ W. Kent Sowells
	Name:	W. Kent Sowells
	Title:	Managing Director

Owner of 112,615 Common Shares	SG-Tower, LLC
	By:	The Stephens Group, LLC, its Manager

	By:	/s/ W. Kent Sowells
	Name:	W. Kent Sowells
	Title:	Managing Director

Holder of warrants entitling the holder thereto the right to purchase 86,179 Common Shares	SG-GN/SD, LLC
	By:	The Stephens Group, LLC, its Manager

	By:	/s/ Ronald M. Clarke
	Name:	Ronald M. Clarke
	Title:	COO & General Counsel

Holder of warrants entitling the holder thereto the right to purchase 30,871 Common Shares	SG-LTE, LLC
	By:	The Stephens Group, LLC, its Manager

	By:	/s/ Ronald M. Clarke
	Name:	Ronald M. Clarke
	Title:	COO & General Counsel

SIGNATURE PAGE

TO

COMMON AND PREFERRED STOCK PURCHASE AGREEMENT

SCHEDULE 3.1(c)

Violations

Receipt of the Valuation Research Opinion

Approval is required under the Revolving Credit and Security Agreement dated as of June 24, 2009, as amended.

SCHEDULE 3.1(c)

SCHEDULE 3.1(d)

Consents and Approvals

Receipt of the Valuation Research Opinion

Approval is required under the Revolving Credit and Security Agreement dated as of June 24, 2009, as amended.

SCHEDULE 3.1(d)

SCHEDULE 3.2(c)

Violations

Certain of the Preferred Shares owned by SG-Goodman, LLC are pledged to the Company’s lender pursuant to that certain Pledge Agreement between SG-Goodman, LLC and PNC, National Association dated June 24, 2009. A transfer of such Preferred Shares without consent of PNC would be a violation of such Pledge Agreement.

Certain of the Common Shares owned by SG-Tower, LLC are pledged to the Company’s lender pursuant to that certain Pledge Agreement between SG-Tower, LLC and PNC, National Association dated March 4, 2010. A transfer of such Common Shares without consent of PNC would be a violation of such Pledge Agreement.

SCHEDULE 3.2(c)

SCHEDULE 3.2(d)

Consents and Approvals

Certain of the Preferred Shares owned by SG-Goodman, LLC are pledged to the Company’s lender pursuant to that certain Pledge Agreement between SG-Goodman, LLC and PNC, National Association dated June 24, 2009. A transfer of such Preferred Shares without consent of PNC would be a violation of such Pledge Agreement.

Certain of the Common Shares owned by SG-Tower, LLC are pledged to the Company’s lender pursuant to that certain Pledge Agreement between SG-Tower, LLC and PNC, National Association dated March 4, 2010. A transfer of such Common Shares without consent of PNC would be a violation of such Pledge Agreement.

SCHEDULE 3.2(d)

SCHEDULE 3.2(e)

Securities Ownership

Certain of the Preferred Shares owned by SG-Goodman, LLC are pledged to the Company’s lender pursuant to that certain Pledge Agreement between SG-Goodman, LLC and PNC, National Association dated June 24, 2009. Such Preferred Shares must be released from the pledge in order to be transferred free and clear of any restriction.

Certain of the Common Shares owned by SG-Tower, LLC are pledged to the Company’s lender pursuant to that certain Pledge Agreement between SG-Tower, LLC and PNC, National Association dated March 4, 2010. Such Common Shares must be released from the pledge in order to be transferred free and clean of any restriction.

SCHEDULE 3.2(e)

EXHIBIT A

Form of Mutual Release

EXHIBIT A